Exhibit 10.116

DCP MIDSTREAM 6120 S. Yale, Suite 1100 Tulsa, OK 74136 918 492 3331

May 21, 2009

WO OPERATING COMPANY

PO BOX 960

PAMPA, TX  790660960

Re:          Gas Purchase Contract No. BOR118000R, Panhandle Area

Dear Producer:

Effective April 1, 2009, DCP Midstream, LP, as buyer under the captioned Contract, will begin remitting to you for gas purchases under the Contract the applicable Contract percentages the values that DCP actually receives for pentanes and heavier (C5+) natural gas liquids or NGL components and for Y-2 Product.  We are making this price change under price provisions quoted in Attachments 1 and 2 to this letter.  For example, the Attachment 1 provision states in part that “Buyer shall not be obligated to make payment to Seller based on any price which Buyer for any reason does not receive or retain, and may adjust purchase prices accordingly.”

This change is necessary because of an NGL sale price redetermination with our NGL purchaser that significantly increased the transportation and fractionation deduction and reduced the price for Panhandle Region C5+ NGLs and for Y-2 Product at the Sherhan, Dumas, Sneed, Rock Creek, and Gray Plants, effective as of January 1, 2009.  There will be no pricing changes for residue gas or for ethane, propane, or butanes NGL components, or for contracts that do not contain the Attachment 1 or 2 pricing language.  Overall, these price changes for the heavier NGL components will affect only about one third of our volumes handled in the Panhandle region, even though we suffered the NGL sale price decrease to virtually our entire volume of NGL sales from the area.

If you have any questions or require additional information, do not hesitate to call your Commercial Accounts Manager at the above listed number.

Yours very truly,

DCP MIDSTREAM, LP

By	/s/ Mark B. Concienne
Mark Concienne
Managing Director — Panhandle

www.dcpmistream.com

Attachment 1

to Letter dated May 21, 2009

5.7          Buyer shall have the right in its sole discretion to negotiate and to renegotiate sales contracts from time to time as market conditions change.  Buyer shall not be obligated to make payment to Seller based on any price which Buyer for any reason, including without limitation renegotiations of and collections under sales contracts or refusal or inability of purchaser(s) or transporter to pay, does not receive or retain in sales rates.  Should Buyer make payment to Seller based on a price for which it is subsequently determined that Buyer has not received or retained, then the price thereafter to be paid shall be accordingly reduced, and upon notice to Seller by Buyer, Seller will refund to Buyer or Buyer may at its option recoup any previous excess payment against subsequent payments due.

(Generally, this language is found in Section 5.7 of the applicable Contracts.)

Attachment 2

to Letter dated May 21, 2009

5.4          Allocation of Residue Gas and NGL’s; Buyer Resales.  Buyer will determine the residue gas and NGS’s allocable to Seller on a proportional basis by component using the definitions stated in Exhibit A, Paragraphs A(g), (k), and (o).  From time to time Buyer may make adjustments in its allocation methods in order to improve allocation accuracy. Buyer shall have the right in its sole discretion to negotiate and renegotiate resale contracts.  Buyer shall not be obligated to make payment to Seller based on any price which Buyer for any reason does not receive or retain, and may adjust purchase prices accordingly.  There are no third party beneficiaries of Buyer’s sales contracts or of this Contract.

(Generally this language is found in Section or Paragraph 5.4 of the applicable Contracts.)